UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

CONCREIT FUND I LLC

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-2200971 (I.R.S. Employer Identification No.)

1201 3rd Ave Ste 2200 Seattle, WA 98101 (Full mailing address of principal executive offices)

(206) 607-6080

(Issuer’s telephone number, including area code)

Common and Investor Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This annual report on Form 1-K contains forward-looking statements about our business, operations and financial performance, including statements about our plans, strategies and objectives. Our use of words like “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will” and similar expressions or statements regarding future periods or events are intended to identify forward-looking statements. These statements address our plans, strategies and objectives for future operations, including in relation to future growth and availability of funds, and are based on current expectations which involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward looking statements themselves, are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that these statements will themselves prove accurate and our actual results, performance and achievements may materially differ from those expressed or implied by these statements as a result of numerous factors, including, without limitation, those discussed elsewhere on this Form 1-K and under the heading “Risk Factors” in our offering circular dated May 5, 2021 (the “Offering Circular”), as the same may be amended or supplemented from time to time, a copy of which may be accessed here, as well as from time to time in our other filings with the Securities and Exchange Commission (the “Commission”).

In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our plans, strategies and objectives, which we consider to be reasonable, will be achieved. We do not undertake to revise or update any forward-looking statements.

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Item 1. Business

Concreit Fund I LLC, (the “Company”, “we”, “us”, “our” and Concreit) is a Delaware limited liability company formed to invest in and manage a diversified portfolio of commercial real estate investments located in the United States and Real Estate-Related Securities (as defined herein). We expect to use substantially all of the net proceeds from this offering (the “Offering”) to originate, structure, acquire, purchase, sell, make, fund, or otherwise invest in (i) commercial real estate, including industrial, multifamily, office, retail and other real property types (“Direct CRE”); (ii) loans secured by interests in commercial real estate or personal property, including, industrial, multifamily, office, retail and other real property types (“Real Estate Loans”) and (iii) real estate-related securities, including equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities that own real property or loans secured by real estate, including investments in commercial mortgage-backed securities and derivative instruments (“Real Estate-Related Securities”). Direct CRE, Real Estate Loans, and Real Estate-Related Securities are sometimes collectively referred to as “Real Estate Investments”). Our assets will be located throughout the United States and U.S. territories.

We are externally managed by Concreit Fund Management LLC (the “Manager”) which is a wholly owned subsidiary of our sponsor, Concreit Inc. (the “Sponsor” or “Concreit Inc.”). Our Sponsor owns and operates an online investment platform www.concreit.com (the “Concreit Platform”) and the investment mobile application (the “Concreit App”) that allows potential investors to become equity holders in real estate opportunities that may have been historically difficult to access for most retail investors. Through the use of the Concreit Platform and Concreit App, investors can browse and screen real estate investments, view details of an investment and sign legal documents online.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on March 5, 2020, which was qualified by the SEC on May 21, 2020. On February 26, 2021, we filed for a post-qualification amendment with the SEC to update the business plan, as well as, the redemption plan, distribution plan, retainment of services of Dalmore Group, LLC through a broker-dealer agreement, among others, which was qualified by the SEC on May 13, 2021.

2

Investment Strategy

We expect to use substantially all of the net proceeds from this Offering to invest in a diversified portfolio of Direct CRE and Real Estate-Related Securities. We intend to invest at least 80% of the total value of our assets in Direct CRE and Real Estate-Related Securities. Direct CRE may encompass a wide variety of commercial real estate, including industrial, multifamily, office, retail and other real property types. Further, Direct CRE may include whole or partial interests in real properties as well as mortgage debt, mezzanine debt and other direct real estate investments. Real Estate-Related Securities may include equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities that own real property or loans secured by real estate, including investments in commercial mortgage-backed securities and derivative instruments.

We will seek to create and maintain a portfolio of Real Estate Investments that generate a low volatility income stream of attractive, frequent, and consistent cash distributions. Our focus on investing in debt instruments will emphasize the payment of current returns to investors and preservation of invested capital. We also intend to diversify our portfolio by investing in equity instruments in real estate-related companies, subject to certain limitations related to our intended qualification as a REIT and to maintain our exclusion under the Investment Company Act. We will also seek to realize growth in the value of our Real Estate Investments by timing their sale to maximize value.

On a long-term basis, under normal market conditions, we will seek to allocate the Company’s portfolio generally in accordance with our strategy to maximize our operating cash flow and preserve our invested capital, subject to certain limitations related to our intended qualification as a REIT and to maintain our exclusion under the Investment Company Act.

In executing our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor, given our Sponsor’s capabilities to provide relevant technology. Among others, these competitive advantages include:

●	Unique technology platform to introduce efficiencies with investor relationship management;

●	Systems to facilitate and help manage redemption requests for investors;

●	Accounting platform automation to ensure accuracy & transparency.

Investment Objectives

Our primary investment objectives are:.

●	to pay attractive and consistent distributions by rigorously evaluating numerous investment opportunities to find those that can support the distribution target;

●	to create a portfolio of diversified Real Estate Investments; and

●	to preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets.

Competition

Our net income depends, in large part, on our ability to originate Real Estate Investments with attractive risk-adjusted yields. In originating these Real Estate Investments, we compete with many other entities engaged in real estate investment activities, including individuals, corporations, insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the Real Estate Investments suitable for us.

3

Competitive variables include market presence and visibility, amount of capital to be invested per investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential Real Estate Investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”), which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our investor shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this Annual Report. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward Looking Information” and in other parts of this Annual Report.

Offering Results

During the years ended December 31, 2022 and 2021, we had raised total gross offering proceeds of approximately $4,408,013 and $2,687,237 (excluding redemptions) in exchange for 4,591,681 and 2,799,328 investor shares.

Concreit Fund Management LLC is our Manager. As our Manager, it is responsible for directing the management of our business and affairs, managing our day-to-day operations, implementing our investment strategy, and manage our portfolio of Real Estate Investments. Our Manager also has the authority to make all of the decisions regarding our Real Estate Investments, subject to the limitation in our Operating Agreement. Our Manager will also provide asset management, marketing, other administrative services on our behalf.

We intend to make an election to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2023, which may be extended by Manager in its sole discretion. If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our Investor Members. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution.

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We believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Distributions

The Manager may at any time, in its sole discretion, make and pay distributions of the Fund’s net cash flow or other assets to the Members. In determining cash flow available for distribution, the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Company, including the one percent (1%) Management Fee as described in the Management Agreement, and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company.

Cash flow available for distribution will then be divided between the Members as follows:

(i)	First, one hundred percent (100%), pro rata to each Investor Member until the such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month) of the Investor Member’s investment amount, which will be pro-rated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the pro-rated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year);

(ii)	Thereafter, one hundred percent (100%) to the Investor Members.

We expect that our Manager will declare and pay distributions as of the last day of each calendar month. Therefore, new investors can expect to receive distributions as of the last day of each calendar month commencing as of the date of this Offering Circular. Investor Members will be entitled to declared distributions on each of their Investor Shares, including the Investor Shares issued under the Reinvestment Plan until Investor Shares are redeemed under the Redemption Plan, if ever.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). Distributions will be authorized at the discretion of our Manager, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our Manager’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements and to avoid U.S. federal income and excise taxes on retained income and gains.

We are not prohibited from distributing our own securities in lieu of making cash distributions to Investor Members. Our Operating Agreement also gives the Manager the right to distribute other assets rather than cash. The receipt of our securities or assets in lieu of cash distributions may cause Investor Members to incur transaction expenses in liquidating the securities or assets. We do not have any current intention to list our Investor Shares on a stock exchange or other trading market, nor is it expected that a public market for the Investor Shares will develop.

5

Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this Offering, we will have less funds available for investment in Real Estate Investments. We expect that our cash flow from operations available for distribution will be lower in the initial stages of this offering until we have raised significant capital and made substantial Real Estate Investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we will make certain payments to our Manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our Redemption Plan will also reduce funds available for distribution to remaining Investor Members.

Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

The following table summarizes the distributions declared and paid by the Company since June 30, 2020 throughout May 5, 2023:

Distribution Period	Daily Distribution Amount per Investor Share	Date of Declaration	Payment Date	Annualized Yield(1)
07/01/2020 – 07/31/2020	$0.00013622580645	07/31/2020	07/31/2020	5.00%
08/01/2020 – 08/14/2020	$0.00014508081666	08/14/2020	08/14/2020	5.25%
08/15/2020 – 08/21/2020	$0.00014583333333	08/14/2020	08/21/2020	5.25%
08/22/2020 – 08/28/2020	$0.00014583333333	08/14/2020	08/28/2020	5.25%
08/29/2020 – 09/04/2020	$0.00014583333333	08/14/2020	09/04/2020	5.25%
09/05/2020 – 09/11/2020	$0.00014583333333	08/31/2020	09/11/2020	5.25%
09/12/2020 – 09/18/2020	$0.00014583333333	08/31/2020	09/18/2020	5.25%
09/19/2020 – 09/25/2020	$0.00014583333333	08/31/2020	09/25/2020	5.25%
09/26/2020 – 10/02/2020	$0.00014583333333	08/31/2020	10/02/2020	5.25%
10/03/2020 – 10/09/2020	$0.00014583333333	09/30/2020	10/09/2020	5.25%
10/10/2020 – 10/16/2020	$0.00014583333333	09/30/2020	10/16/2020	5.25%
10/17/2020 – 10/23/2020	$0.00014583333333	09/30/2020	10/23/2020	5.25%
10/24/2020 – 10/30/2020	$0.00014583333333	09/30/2020	10/30/2020	5.25%
10/31/2020 – 11/06/2020	$0.00014583333333	10/30/2020	11/06/2020	5.25%
11/07/2020 – 11/13/2020	$0.00014583333333	10/30/2020	11/13/2020	5.25%
11/14/2020 – 11/20/2020	$0.00014583333333	10/30/2020	11/20/2020	5.25%
11/21/2020 – 11/27/2020	$0.00014583333333	10/30/2020	11/27/2020	5.25%
11/28/2020 – 12/04/2020	$0.00014583333333	11/30/2020	12/04/2020	5.25%
12/05/2020 – 12/11/2020	$0.00014583333333	11/30/2020	12/11/2020	5.25%
12/12/2020 – 12/18/2020	$0.00014583333333	11/30/2020	12/18/2020	5.25%
12/19/2020 – 12/25/2020	$0.00014583333333	11/30/2020	12/25/2020	5.25%
12/26/2020 – 01/01/2021	$0.00014583333333	11/30/2020	01/01/2021	5.25%
01/02/2021 – 01/08/2021	$0.00014583333333	12/31/2020	01/08/2021	5.25%
01/09/2021 – 01/15/2021	$0.00014583333333	12/31/2020	01/15/2021	5.25%
01/16/2021 – 01/22/2021	$0.00014583333333	12/31/2020	01/22/2021	5.25%
01/23/2021 – 01/29/2021	$0.00014583333333	12/31/2020	01/29/2021	5.25%
01/30/2021 – 02/05/2021	$0.00014583333333	01/31/2021	02/05/2021	5.25%
02/06/2021 – 02/12/2021	$0.00014583333333	01/31/2021	02/12/2021	5.25%
02/13/2021 – 02/19/2021	$0.00014583333333	01/31/2021	02/19/2021	5.25%
02/20/2021 – 02/26/2021	$0.00014583333333	01/31/2021	02/26/2021	5.25%
02/27/2021 – 03/05/2021	$0.00014583333333	02/26/2021	03/05/2021	5.25%
03/06/2021 – 03/12/2021	$0.00014583333333	02/26/2021	03/12/2021	5.25%
03/13/2021 – 03/19/2021	$0.00014583333333	02/26/2021	03/19/2021	5.25%
03/20/2021 – 03/26/2021	$0.00014583333333	02/26/2021	03/26/2021	5.25%
03/27/2021 – 04/02/2021	$0.00014583333333	03/31/2021	04/02/2021	5.25%
04/03/2021 – 04/09/2021	$0.00014583333333	03/31/2021	04/09/2021	5.25%
04/10/2021 – 04/16/2021	$0.00014583333333	03/31/2021	04/16/2021	5.25%
04/17/2021 – 04/23/2021	$0.00014583333333	03/31/2021	04/23/2021	5.25%
04/24/2021 – 04/30/2021	$0.00014583333333	03/31/2021	04/30/2021	5.25%
05/01/2021 – 05/07/2021	$0.00014508081666	04/30/2021	05/07/2021	5.25%
05/08/2021 – 05/14/2021	$0.00014583333333	04/30/2021	05/14/2021	5.25%
05/15/2021 – 05/21/2021	$0.00014583333333	04/30/2021	05/21/2021	5.25%
05/22/2021 – 05/28/2021	$0.00014583333333	04/30/2021	05/28/2021	5.25%

6

05/29/2021 – 06/04/2021	$0.00014583333333	05/31/2021	06/04/2021	5.25%
06/05/2021 – 06/11/2021	$0.00014583333333	05/31/2021	06/11/2021	5.25%
06/12/2021 – 06/18/2021	$0.00014583333333	05/31/2021	06/18/2021	5.25%
06/19/2021 – 06/25/2021	$0.00014583333333	05/31/2021	06/25/2021	5.25%
06/26/2021 – 07/02/2021	$0.00014583333333	05/31/2021	07/02/2021	5.25%
07/03/2021 – 07/09/2021	$0.00014583333333	06/28/2021	07/09/2021	5.25%
07/10/2021 – 07/16/2021	$0.00014583333333	06/28/2021	07/16/2021	5.25%
07/17/2021 – 07/23/2021	$0.00014583333333	06/28/2021	07/23/2021	5.25%
07/24/2021 – 07/30/2021	$0.00014583333333	06/28/2021	07/30/2021	5.25%
07/31/2021 – 08/06/2021	$0.00014583333333	07/28/2021	08/06/2021	5.25%
08/07/2021 – 08/13/2021	$0.00014583333333	07/28/2021	08/13/2021	5.25%
08/14/2021 – 08/20/2021	$0.00014583333333	07/28/2021	08/20/2021	5.25%
08/21/2021 – 08/27/2021	$0.00014583333333	07/28/2021	08/27/2021	5.25%
08/28/2021 – 09/03/2021	$0.00014583333333	07/28/2021	09/03/2021	5.25%
09/04/2021 – 09/10/2021	$0.00014583333333	08/30/2021	09/10/2021	5.25%
09/11/2021 – 09/17/2021	$0.00014583333333	08/30/2021	09/17/2021	5.25%
09/18/2021 – 09/24/2021	$0.00014583333333	08/30/2021	09/24/2021	5.25%
09/25/2021 – 10/01/2021	$0.00014583333333	08/30/2021	10/01/2021	5.25%
10/02/2021 – 10/08/2021	$0.00014583333333	09/30/2021	10/08/2021	5.25%
10/09/2021 – 10/15/2021	$0.00014583333333	09/30/2021	10/15/2021	5.25%
10/16/2021 – 10/22/2021	$0.00014583333333	09/30/2021	10/22/2021	5.25%
10/23/2021 – 10/29/2021	$0.00014583333333	09/30/2021	10/29/2021	5.25%
10/30/2021 – 11/05/2021	$0.00014666666667	10/30/2021	11/05/2021	5.28%
11/06/2021 – 11/12/2021	$0.00014666666667	10/30/2021	11/12/2021	5.28%
11/13/2021 – 11/19/2021	$0.00014666666667	10/30/2021	11/19/2021	5.28%
11/20/2021 – 11/26/2021	$0.00014666666667	10/30/2021	11/26/2021	5.28%
11/27/2021 – 12/03/2021	$0.00014666666667	10/30/2021	12/03/2021	5.28%
12/04/2021 – 12/10/2021	$0.00014666666667	11/30/2021	12/10/2021	5.28%
12/11/2021 – 12/17/2021	$0.00014666666667	11/30/2021	12/17/2021	5.28%
12/18/2021 – 12/24/2021	$0.00014666666667	11/30/2021	12/24/2021	5.28%
12/25/2021 – 12/31/2021	$0.00014666666667	11/30/2021	12/31/2021	5.28%
01/01/2022 – 01/07/2022	$0.00014666666667	12/31/2021	01/07/2022	5.28%
01/08/2022 – 01/14/2022	$0.00014666666667	12/31/2021	01/14/2022	5.28%
01/15/2022 – 01/21/2022	$0.00014666666667	12/31/2021	01/21/2022	5.28%
01/22/2022 – 01/28/2022	$0.00014666666667	12/31/2021	01/28/2022	5.28%
01/29/2022 – 02/04/2022	$0.00014666666667	01/31/2022	02/04/2022	5.28%
02/05/2022 – 02/11/2022	$0.00014666666667	01/31/2022	02/11/2022	5.28%
02/12/2022 – 02/18/2022	$0.00014666666667	01/31/2022	02/18/2022	5.28%
02/19/2022 – 02/25/2022	$0.00014666666667	01/31/2022	02/25/2022	5.28%
02/26/2022 – 03/04/2022	$0.00014666666667	02/28/2022	03/04/2022	5.28%
03/05/2022 – 03/11/2022	$0.00014666666667	02/28/2022	03/11/2022	5.28%
03/12/2022 – 03/18/2022	$0.00014666666667	02/28/2022	03/18/2022	5.28%
03/19/2022 – 03/25/2022	$0.00014666666667	02/28/2022	03/25/2022	5.28%
03/26/2022 – 04/01/2022	$0.00014666666667	02/28/2022	04/01/2022	5.28%
04/02/2022 – 04/08/2022	$0.00014666666667	03/31/2022	04/08/2022	5.28%
04/09/2022 – 04/15/2022	$0.00014666666667	03/31/2022	04/15/2022	5.28%
04/16/2022 – 04/22/2022	$0.00014666666667	03/31/2022	04/22/2022	5.28%
04/23/2022 – 04/29/2022	$0.00014666666667	03/31/2022	04/29/2022	5.28%
04/30/2022 – 05/06/2022	$0.00014666666667	04/30/2022	05/06/2022	5.28%
05/07/2022 – 05/13/2022	$0.00014666666667	04/30/2022	05/13/2022	5.28%
05/14/2022 – 05/20/2022	$0.00014666666667	04/30/2022	05/20/2022	5.28%
05/21/2022 – 05/27/2022	$0.00014666666667	04/30/2022	05/27/2022	5.28%
05/28/2022 – 06/03/2022	$0.00014666666667	05/31/2022	06/03/2022	5.28%
06/04/2022 – 06/10/2022	$0.00014666666667	05/31/2022	06/10/2022	5.28%
06/11/2022 – 06/17/2022	$0.00014666666667	05/31/2022	06/17/2022	5.28%
06/18/2022 – 06/24/2022	$0.00014666666667	05/31/2022	06/24/2022	5.28%
07/09/2022 – 07/15/2022	$0.00014666666667	06/30/2022	07/15/2022	5.28%
06/24/2022 – 07/01/2022	$0.00014666666667	06/30/2022	07/01/2022	5.28%
07/02/2022 – 07/08/2022	$0.00014666666667	06/30/2022	07/08/2022	5.28%
07/16/2022 – 07/22/2022	$0.00014666666667	06/30/2022	07/22/2022	5.28%
07/23/2022 – 07/29/2022	$0.00014666666667	06/30/2022	07/29/2022	5.28%
07/30/2022 – 08/05/2022	$0.00014666666667	07/30/2022	08/05/2022	5.28%
08/06/2022 – 08/12/2022	$0.00014666666667	07/30/2022	08/12/2022	5.28%
08/13/2022 – 08/19/2022	$0.00014666666667	07/30/2022	08/19/2022	5.28%
08/20/2022 – 08/26/2022	$0.00014666666667	07/30/2022	08/26/2022	5.28%
08/27/2022 – 09/02/2022	$0.00014666666667	08/31/2022	09/02/2022	5.28%
09/03/2022 – 09/09/2022	$0.00014666666667	08/31/2022	09/09/2022	5.28%
09/10/2022 – 09/16/2022	$0.00014666666667	08/31/2022	09/16/2022	5.28%
09/17/2022 – 09/23/2022	$0.00014666666667	08/31/2022	09/23/2022	5.28%
09/24/2022 – 09/30/2022	$0.00014666666667	08/31/2022	09/30/2022	5.28%
10/01/2022 – 10/07/2022	$0.00014666666667	09/30/2022	10/07/2022	5.28%
10/08/2022 – 10/14/2022	$0.00014666666667	09/30/2022	10/14/2022	5.28%
10/15/2022 – 10/21/2022	$0.00014666666667	09/30/2022	10/21/2022	5.28%
10/21/2022 – 10/28/2022	$0.00014666666667	09/30/2022	10/28/2022	5.28%
10/29/2022 – 11/04/2022	$0.00014666666667	10/31/2022	11/04/2022	5.28%
11/05/2022 – 11/11/2022	$0.00014666666667	10/31/2022	11/11/2022	5.28%
11/12/2022 – 11/18/2022	$0.00014666666667	10/31/2022	11/18/2022	5.28%
11/19/2022 – 11/25/2022	$0.00014666666667	11/25/2022	11/25/2022	5.28%
11/26/2022 – 12/02/2022	$0.00014666666667	11/25/2022	12/02/2022	5.28%
12/03/2022 – 12/09/2022	$0.00014666666667	11/25/2022	12/09/2022	5.28%
12/10/2022 – 12/16/2022	$0.00014666666667	11/25/2022	12/16/2022	5.28%
12/17/2022 – 12/23/2022	$0.00014666666667	11/25/2022	12/23/2022	5.28%
12/24/2022 – 12/30/2022	$0.00014666666667	11/25/2022	12/30/2022	5.28%
12/31/2022 – 01/06/2023	$0.00014666666667	12/30/2022	01/06/2023	5.28%
01/07/2023 – 01/13/2023	$0.00014666666667	12/30/2022	01/13/2023	5.28%
01/14/2023 – 01/20/2023	$0.00014666666667	12/30/2022	01/20/2023	5.28%
01/21/2023 – 01/27/2023	$0.00014666666667	12/30/2022	01/27/2023	5.28%
01/28/2023 – 02/03/2023	$0.00014666666667	12/30/2022	02/03/2023	5.28%
02/04/2023 – 02/10/2023	$0.00015972222222	01/31/2023	02/10/2023	5.75%
02/11/2023 – 02/17/2023	$0.00015972222222	01/31/2023	02/17/2023	5.75%
02/18/2023 – 02/24/2023	$0.00015972222222	01/31/2023	02/24/2023	5.75%
02/25/2023 – 03/03/2023	$0.00015972222222	01/31/2023	03/03/2023	5.75%
03/04/2023 – 03/10/2023	$0.00015972222222	02/28/2023	03/10/2023	5.75%
03/11/2023 – 03/17/2023	$0.00015972222222	02/28/2023	03/17/2023	5.75%
03/18/2023 – 03/24/2023	$0.00015972222222	02/28/2023	03/24/2023	5.75%
03/25/2023 – 03/31/2023	$0.00015972222222	02/28/2023	03/31/2023	5.75%
04/01/2023 – 04/07/2023	$0.00011625000000	03/31/2023	04/07/2023	5.85%
04/08/2023 – 04/14/2023	$0.00011625000000	03/31/2023	04/14/2023	5.85%
04/15/2023 – 04/21/2023	$0.00011625000000	03/31/2023	04/21/2023	5.85%
04/22/2023 – 04/28/2023	$0.00011625000000	03/31/2023	04/28/2023	5.85%
04/29/2023 – 05/05/2023	$0.00011625000000	03/31/2023	05/05/2023	5.85%

7

(1) Annualized yield numbers represent the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $1.00 per Investor Share purchase price. While our Manager is under no obligation to do so, each annualized basis return assumes that our Manager would declare distributions in the future similar to the distributions for each period presented, and there can be no assurance that our Manager will declare such distributions in the future or, if declared, that such distributions would be of a similar amount.

Redemption Plan

For the years ended December 31, 2022 and 2021, we redeemed 2,096,002 and 467,924 Investor Shares respectively.

Sources of Operating Revenues and Cash Flows

We expect to primarily generate revenues from interest revenue on our real estate debt investments, cash flow distributions from equity method investees, and equity in earnings from our investments in unconsolidated joint ventures See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements for further detail.

Results of Operations

On July 12, 2019, we materially commenced operations. For the year ended December 31, 2022, we had a total net income of $284,029 and for December 31, 2021, we had a total net income of $125,846.

Revenue

Dividend and Interest Revenue

For the years ended December 31, 2022 and 2021, we earned dividend and interest income of $414,475 and $164,548, respectively, from our investments. The increase in net income over the comparable prior period was due to an increase investment balance generating a higher investment income.

Expenses

Asset Management and Other Fees – Related Party

For the years ended December 31, 2022 and 2021, we incurred expenses of approximately $74,550 and $12,686 respectively, which includes asset management, acquisition, and servicing fees. The increase in the amount of fees was primarily attributable to the fees the increase in assets under management.

General and Administrative Expenses

For the years ended December 31, 2022 and 2021, we incurred expenses of approximately $55,896 and $34,448 respectively, which includes bank service charges, accounting, legal, and Broker Dealer fees.

Our Investments

As of December 31, 2022, the Company held ten secured loans and four private equity investments for a total unpaid principal balance of $5,929,265, and the following table summarizes the key terms. See Note 3 for more details on our investments and Note 7 for a description of investments the Company has made since December 31, 2022.

8

Location	Type of Property	Type of Investment	Date of Acquisition	Interest Rate (1)	Maturity Date (2)	Unpaid Principal Balance (3)
Branson, MO	Multi-family	Note	07/23/2021	9.00%	04/01/2023	$536,250
Waynesboro, GA	Warehouse	Note	12/09/2021	8.00%	05/01/2023	$750,000
Issaquah, WA	Single-family	Note	11/15/2021	7.50%	03/08/2023	$837,800
Tacoma, WA	Single-family	Note	01/21/2022	8.99%	12/31/2022	$238,500
Bloomfield, KY	Mixed-use	Note	04/19/2022	8.00%	04/01/2023	$362,915
San Bernardino, CA	Multi-family	Note	08/15/2022	9.00%	09/01/2023	$500,000
Tempe, AZ	Multi-family	Private Equity	05/11/2022	11.00%	06/01/2029	$200,000
NA	NA	Private Equity	07/01/2022	9.00%	07/01/2023	$200,000
North Bend, WA	Single-family	Note	07/11/2022	9.00%	03/29/2023	$150,000
Auburn, WA	Single-family	Note	08/12/2022	9.00%	04/15/2023	$252,000
Ellensburg, WA	Single-family	Note	08/12/2022	9.00%	04/30/2023	$226,800
NA	NA	Private Equity	10/03/2022	8.00%	10/03/2024	$500,000
NA	NA	Private Equity	10/07/2022	10.00%	12/31/2023	$500,000
Seattle, WA	Multi-family	Note	10/21/2022	8.50%	09/10/2023	$675,000

(1) Interest Rate refers to the projected effective annual interest rate on each secured loan. The interest rate presented does not distinguish between interest that is paid current and interest that accrues to the maturity date, nor does it include any increases in interest rate that may occur in the future.

(2) Maturity Date refers to the maturity date of each secured loan and may not be the original maturity date, nor does it take into account any extensions that may be available. For other investments, Maturity Date may be the expiration of a lock-up period or an estimation of the expected holding period.

(3) UPB refers to the balance of each note or investment. UBP may not be equivalent to the total commitment made by the Company to fund a secured loan.

Liquidity and Capital Resources

As of December 31, 2022, we had approximately $5,929,265 invested across 14 investments and had approximately $169,635 in cash and cash equivalents. See Note 7 for subsequent events and transactions. For information regarding the anticipated use of proceeds from this Offering, see “Estimated Use of Proceeds.” The Company’s proceeds from Common Shares sold to our Sponsor in a private placement and the Investor Shares sold to accredited investor in another private placement have been, and will continue to be, primarily deployed for (i) acquisition of Direct CRE and Real Estate-Related Securities; (ii) operating expenses; and (iii) certain payments to our Manager, including reimbursement of organization and offering expenses. In furtherance of our operations, the liquidity we need to further acquire Real Estate Investments will be funded primarily from the sale of our Investor Shares in this Offering and to some extent form debt proceeds.

We have currently no outstanding debt and have not received a commitment from any lender to provide us with financing. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of Real Estate Investments.

Our Manager may from time to time modify our leverage policy in its sole discretion. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

●	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements or pay dividends of excess cash flow held in reserve by such financing sources, and/or (c) the loss of some or all of our assets to foreclosure or sale;

9

●	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

●	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, distributions or other purposes; and

●	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all, and more broadly, there can be no assurance that a leveraging strategy will be successful.

Debt financings for Real Estate Investments may be obtained prior to or at the time that a Real Estate Investment is acquired or made or at such later time as determined to be appropriate. In addition, debt financing may be used from time to time for working capital needs, including the payment of distributions.

In general, during our offering stage, when we may raise capital in this Offering more quickly than we acquire income-producing assets, and for some period after our offering stage, our Manager may not be able to declare and distribute distributions solely from our cash flow from operations. Further, because we may receive property income or other revenue at various times during our fiscal year, and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, our Manager may declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings or lines of credit to fund our distributions, to the extent permissible under the applicable law. We may also fund such distributions from the sale of assets or other investments. Our Operating Agreement permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our Operating Agreement does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow available for distributions, we will have less funds available for Real Estate Investment.

Outlook and Recent Trends

In 2022 and 2023 the Federal Reserve raised interest rates to combat the record high inflation experienced in 2022. As interest rates rose, the economy began to slow down and liquidity was withdrawn from the economy through monetary policy which resulted in asset values across nearly all sectors seeing a decline in value.

Risks related to interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our Real Estate Investments. In the event market fundamentals deteriorate, our real estate portfolio or the collateral security in any loan investment we make may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of our Manager to acquire new loans or investments with attractive risk/reward opportunities.

As a protective measure against interest rate fluctuations and regulatory uncertainty, the Company intends to focus on purchasing Direct CRE with stable income, which typically would allow the Manager to secure long-term, fixed rate debt on the property at historically attractive terms, thereby mitigating interest rate risk. In terms of Real Estate-Related Securities, and here in particular commercial real estate loans, we are targeting an average investment duration of 1 to 2 years for greater flexibility and adaptability during times of interest rate volatility or regulatory uncertainty.

Over the short term, management remains cautiously optimistic about the opportunity to acquire loans and investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest or no leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Off-Balance Sheet Arrangements

As of the December 31, 2022 and 2021, we do not have any off-balance sheet arrangements.

Related Party Arrangements

See Note 5 for “Related Party Fees and Expenses”.

See also “Conflicts of Interests and Related Party Transactions” in our Offering Circular.

Recent Developments

See Note 7 for subsequent events and transactions since December 31, 2022 (through May 3, 2023).

Other

None.

10

Item 3. Directors and Officers

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has established the IAC that the Manager will consult with respect to Real Estate Investments, potential conflicts of interest and other Company matters. The IAC consists of not fewer than three (3) members, who are generally advisors to the Manager but not otherwise affiliated with the Manager.

Our Manager will perform its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. The Manager is not required to devote all of its time to our business and is only required to devote such time to our affairs as its duties require.

Our Investor Members shall take no part in the management or control of our business and shall have no authority to act for or bind us. The Operating Agreement contains limitations on the liability of the Manager and its affiliates for any action taken, or any failure to act, on behalf of the Fund unless there shall be a judgment or other final adjudication adverse to the Manager and such affiliates establishing that the (1) the Manager’s acts or omissions were in bad faith or involved intentional misconduct or gross negligence; (2) the Manager personally gained in fact a financial profit or other advantage to which the Manager was not legally entitled. The Operating Agreement also provides for indemnification of the Manager and its affiliates and advance of certain expenses for any losses for which the Manager is absolved from liability under the terms of the Operating Agreement.

Executive Officers of our Manager

As of the date of this Offering Circular, the executive officers of our Sponsor, which is our Manager’s managing-member, and their positions and offices are as follows:

Name	Age	Position
Sean Hsieh	39	Chief Executive Officer
Jordan Levy	39	Chief Technology Officer

Sean Hsieh is CEO & Founder at Concreit Inc., a commercial real estate micro-investing application for everyday investors. Concreit Inc. is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts. Concreit Inc. leverages distributed ledger tech in its approach to fund & asset management for scale and truth in accounting.

11

Sean is a lifelong technologist, serial entrepreneur and angel investor. Prior to Concreit Inc., he co-founded and sold Flowroute Inc., an international telecommunications service provider based in Seattle, serving as the first virtual carrier nationwide carrier with a focus on API-driven and programmatic communications. Sean had the privilege of starting many functional disciplines at Flowroute Inc. from marketing, sales, customer and product success, and ultimately overseeing engineering before its sale. He believes that at the core of every great product is an unforgettable experience that creates stories.

Jordan Levy is a Founder and CTO at Concreit, Inc. a commercial real estate micro-investing application for everyday investors. Concreit Inc., is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts. The company leverages distributed ledger tech in its approach to fund and asset management for scale and truth in accounting.

Jordan is a proven entrepreneur and software engineering professional. Jordan previously served as Founder and CTO at Flowroute Inc., an international telecommunications service provider based in Seattle, becoming the first virtual carrier with a focus on API-driven and programmatic communications. At Flowroute, he built the first iteration of the company’s industry-redefining platform and led the team that developed, implemented, and maintained all technology services and infrastructure in the company. Jordan is also an angel investor and advisor for early-stage startup companies. He is a drummer and multi-instrumentalist who loves jamming with friends when he is not busy with family. Jordan graduated with high honors from the University of California, Irvine, where he earned a B.S. in Physics and a B.S. in Information and Computer Science.

Compensation of Executive Officers

Executive officers of our Sponsor may serve as an executive officer of our Manager. These individuals receive compensation for his or her services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Securityholders

The following table sets forth, as of April 30, 2023, the beneficial ownership of limited liability company interests of our Common Shares and our Investor Shares for (i) each person who is the beneficial owner of 5% or more of our outstanding Common Shares or 5% or more of our outstanding Investor Shares, (ii) each director and executive officer of our Sponsor, and (iii) the directors and executive officers of our Sponsor as a group. To our knowledge, each person that beneficially owns shares of our Common Shares or Investor Shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1201 3rd Ave Ste 2200, Seattle, WA 98101.

12

	Common Shares		Investor Shares		Common Shares and Investor Shares
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of All Shares	Number of Shares Beneficially Owned	Percentage of All Shares	Number of Shares Beneficially Owned	Percentage of All Common Shares and Investor Shares

5% Shareholders

Concreit Inc. (2) (3)	10,000	100.00%	—	—	10,000	0.14%

Executive Officers and Directors

Sean Hsieh	—	—	507,029	7.28%	507,029	7.27%
Jordan Levy	—	—	521,242	7.48%	521,242	7.47%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	As of April 30, 2023, Concreit Inc. owns all of our issued and outstanding Common Shares.

(3)	All voting and investments decisions with respect to our shares of Common Shares that are held by Concreit Inc. are controlled by the board of directors of Concreit Inc. The board is comprised of Sean Hsieh, Jordan Levy, Dana Stadler, and Andy Liu.

Item 5. Interest of Management and Others in Certain Transactions

For further detail, please see Note 5 – Related Party Fees and Expenses.

Please see also “Conflicts of Interests and Related Party Transactions” in our Offering Circular.

Item 6. Other Information

None.

13

Item 7. Financial Statements

CONCREIT FUND I LLC

FINANCIAL STATEMENTS

December 31, 2022 and 2021

Together with

Independent Auditors’ Report

14

Concreit Fund I, LLC

15

INDEPENDENT AUDITORS’ REPORT

The Manager and Members

Concreit Fund I, LLC

Opinion

We have audited the accompanying financial statements of Concreit Fund I, LLC (the “Fund”), a Delaware limited liability company, which comprise the statements of financial condition as of December 31, 2022 and 2021, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for the year then ended.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

16

INDEPENDENT AUDITORS’ REPORT (continued)

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Newport Beach, CA

May 3, 2023

17

CONCREIT FUND I LLC

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2022 AND 2021

	2022	2021

Assets:
Cash and cash equivalents	$169,635	$685,629
Dividends and interest receivable	64,981	23,133
Related party receivable	9,937	2,627
Equity investments, at cost	1,400,000	—
Loan participations	4,529,265	2,912,427
Total assets	$6,173,818	$3,623,816

Liabilities and Members' Equity:

Liabilities:
Due to related parties	$118,996	$22,446
Accrued liabilities	107,376	45,226
Total liabilities	226,372	67,672

Commitments and contingencies (Note 4)

Members' Equity:
Common shares	10,000	10,000
Investor shares	5,972,957	3,576,385
Accumulated deficit	(35,511)	(30,241)
Total members' equity	5,947,446	3,556,144
Total liabilities and members' equity	$6,173,818	$3,623,816

See accompanying notes to financial statements.

18

CONCREIT FUND I LLC

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Investment Income:
Dividend and interest income	$414,475	$164,548
Realized gain on marketable securities	—	8,432
Net investment income	414,475	172,980
Operating Expense:
General and administrative	130,446	47,134
Total operating expenses	130,446	47,134
Net income	$284,029	$125,846
Weighted average common shares outstanding -
Basic	10,000	10,000
Diluted	10,000	10,000
Net income per share, basic	(0.53)	(0.82)
Net income per share, diluted	(0.53)	(0.82)

See accompanying notes to financial statements.

19

CONCREIT FUND I LLC

STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Shares		Investor Shares		Retained Earnings/
	Shares	Amount	Shares	Amount	(Accumulated Deficit)	Total Members' Equity
December 31, 2020	10,000	10,000	1,371,217	$1,338,264	$(22,030)	$1,326,234
Investor shares issued for cash	—	—	2,799,328	2,687,237	—	2,687,237
Redemptions	—	—	(467,924)	(449,116)	—	(449,116)
Distributions to members	—	—	—	—	(134,057)	(134,057)
Net income	—	—	—	—	125,846	125,846
December 31, 2021	10,000	10,000	3,702,621	$3,576,385	$(30,241)	$3,556,144
Investor shares issued for cash	—	—	4,591,681	4,408,013	—	4,408,013
Redemptions	—	—	(2,096,002)	(2,011,441)	—	(2,011,441)
Distributions to members	—	—	—	—	(289,299)	(289,299)
Net income	—	—	—	—	284,029	284,029
December 31, 2022	10,000	10,000	6,198,300	$5,972,957	$(35,511)	$5,947,446

See accompanying notes to financial statements.

20

ONCREIT FUND I LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$284,029	$125,846
Adjustment to reconcile net income to net cash
used in operating activities:
Realized gain on marketable securities	—	(8,432)
Changes in operating assets and liabilities:
Dividends and interest receivable	(41,848)	(11,831)
Due to related parties	89,240	7,707
Accrued liabilities	62,150	29,149
Net cash provided by operating activities	393,571	142,439

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equity investments, at cost	(1,400,000)	—
Sales of marketable securities	—	213,303
Purchases of loan participations	(3,785,368)	(1,927,056)
Sale of loan participations	2,168,530	—
Net cash used in investing activities	(3,016,838)	(1,713,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of investor shares	4,408,013	2,687,237
Redemptions by members	(2,011,441)	(449,116)
Distributions to members	(289,299)	(134,057)
Net cash provided by financing activities	2,107,273	2,104,064

Increase (decrease) in cash and cash equivalents	(515,994)	532,750
Cash and cash equivalents, beginning of year	685,629	152,879
Cash and cash equivalents, end of year	$169,635	$685,629

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

See accompanying notes to financial statements.

21

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Concreit Fund I LLC (the “Fund”) was formed on May 24, 2019 (“Inception”) in the State of Delaware. The Fund’s headquarters are located in Seattle, WA.

Concreit Fund I LLC was formed to make investing into Commercial Real Estate (“CRE”) accessible to the everyday investor and make known the benefits of investing into CRE. The Fund intends to qualify as a real estate investment trust (“REIT”) and plans to originate, invest in and manage a diversified portfolio of commercial real investments and other real estate-related assets. Substantially all of the Fund’s business will be externally managed by Concreit Fund Management LLC, a Delaware limited liability company (the “Manager”).

The Fund will apply to the Internal Revenue Service (the “IRS”) to be treated as a REIT for federal income tax purposes. Although the Manager is not currently aware of any reason why the Fund would not qualify as a REIT, they can give no absolute assurance that the IRS will not successfully challenge the classification of the Fund as a REIT. To qualify as a REIT, a fund must have the bulk of its assets and income connected to real estate investment and must distribute at least 90 percent of its taxable income to shareholders annually in the form of dividends. In addition to paying out at least 90 percent of its taxable income annually in the form of shareholder dividends, a REIT must:

●	Be an entity that would be taxable as a corporation but for its REIT status;
●	Be managed by a board of directors or trustees;
●	Have shares that are fully transferable;
●	Have a minimum of 100 shareholders after its first year as a REIT;
●	Have no more than 50 percent of its shares held by five or fewer individuals during the last half of the taxable year;
●	Invest at least 75 percent of its total assets in real estate assets and cash;
●	Derive at least 75 percent of its gross income from real estate related sources, including rents from real property and interest on mortgages financing real property;
●	Derive at least 95 percent of its gross income from such real estate sources and dividends or interest from any source; and
●	Have no more than 25 percent of its assets consist of non-qualifying securities or stock in taxable REIT subsidiaries.

Going Concern / Management’s Plans

During the year ended December 31, 2022, the Fund had received gross proceeds of $4,408,013 from the issuance of investor shares. Subsequent to December 31, 2022, the Fund has approximately raised an additional $1,050,000 – See Note 7. During the next 12 months, the Fund intends to fund its operations from dividend and interest income received, and expand its loan portfolio from the offering of additional securities. The Fund’s management has determined that going concern considerations have been alleviated.

22

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Fund conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Fund. Unobservable inputs are inputs that reflect the Fund’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Fund’s marketable equity security is deemed to be a Level 1 financial asset as the fair value is nationally quoted market prices. The Fund’s investments into loan participations are deemed to be Level 3 financial assets as there is no active market to determine the fair value of these investments.

Risks and Uncertainties

The Fund’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Interest rates have caused some dislocations in commercial real estate and may impact the Fund’s operations. A host of factors beyond the Fund’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire investments in commercial real estate, the availability of suitable loans or real estate properties to acquire, and changes to Regulation A+ Tier 2. Adverse developments in these general business and economic conditions could have a material adverse effect on the Fund’s financial condition and the results of its operations. By investing into loan participations, the Fund loses flexibility and control, could become overly reliant on the lead lender, may be unable to obtain information in a timely manner, and losses exposure under workout or liquidation.

23

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Fund considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments in Real Estate Debt

The Fund’s commercial real estate debt investments may be held to maturity and accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. The Manager reviews the debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that the Fund will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. Commercial real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan reserve, if deemed appropriate..

Investments in Securities

The Fund accounts for investments in available-for-sale securities at fair value based on quoted market prices. The Fund records investments in debt securities at amortized cost for held-to-maturity debt and at fair value when debt is considered available-for-sale. Gains and losses in available-for-sale securities and debt are recorded in operations.

Investments in, and Income from, Private Equity Securities

The Fund records its initial investment at cost, recognizes its share of each entity’s income or loss, increases its investment for capital contributions, and reduces its investment balance by any distributions received. Cash distributions that the Fund receives in excess of the carrying amount of its investment are recorded as income (if certain criteria are met), and the equity method of accounting is suspended. The Fund would record future equity method earnings only after its share of cumulative earnings during the suspended period exceeds the income recognized for the excess cash distributions. The Fund’s investments are periodically reviewed for impairment. The Fund records an impairment charge when events or circumstances change indicating that a decline in fair value below carrying value has occurred and such decline is other than temporary.

As of December 31, 2022, none of the private equity investments were considered impaired, and no impairment charges were recorded in the financial statements. The Fund is invested in four private equity investments as of December 31, 2022.

Investments in Debt Securities and Loan Participations

Fund records investments in debt securities at amortized cost. Income is recorded as earned. The Fund’s investments are periodically reviewed for impairment. The Fund records an impairment charge when events or circumstances change indicating a significant decline in fair value below carrying value.

24

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

As of December 31, 2022, none of the investments in debt securities and loan participations were considered impaired, and no impairment charges were recorded in the financial statements. The Fund is invested in 10 loan participations as of December 31, 2022.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Real Estate Held for Investment

Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings and improvements—ten (10) to 40 years; furniture, fixtures and equipment—five (5) to ten (10) years. The Manager continually evaluates the recoverability of the carrying value of its real estate assets using the methodology prescribed in accounting standards codification (“ASC”) Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

The Fund will periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of the Fund’s board of directors and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate - General”. The Fund ceases capitalization on costs upon completion.

25

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

The Fund primary source of income is expected to be from leasing activities. The Fund has adopted ASC Topic 606, ”Revenue from Contracts with Customers”, which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires the Fund to recognize, for certain of its revenue sources, the transfer of promised goods or services to customers in an amount that reflects the consideration the Fund is entitled to in exchange for those goods or services.

The Fund will recognize minimum rent, including rental abatements, concessions and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the non-cancellable term of the related lease and amounts expected to be received in later years will be recorded as deferred rents. The Fund records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred in accordance with ASC 840, Leases.

Income Taxes

As a limited liability company, the Manager has elected to be taxed as a C corporation. The Fund intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such, beginning with the taxable year when qualification can be met. To qualify as a REIT, the Fund must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Fund’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Fund generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its shareholders. Even if the Fund qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. All tax periods since Inception remain open to examination by the major taxing authorities in all jurisdictions where the Fund is subject to taxation. There are no ongoing tax examinations.

Earnings per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted earnings per share. Diluted earnings per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. There were no potentially dilutive securities as of December 31, 2022 and 2021.

Concentration of Credit Risk

The Fund maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Fund may maintain balances in excess of the federally insured limits.

26

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

Organizational and Offering Costs

Organizational and offering costs of the Fund were initially paid by the Initial Member and/or affiliates on behalf of the Fund. These organizational and offering costs include all expenses to be paid by the Fund in connection with the formation of the Fund, the qualification of the Offering, and the distribution of shares. The Fund anticipates that the Fund will be obligated to reimburse the Initial Member and/or affiliates, as applicable, for organizational and offering costs paid by them on behalf of the Fund. The Initial Member has decided that the Fund shall only reimburse the Initial Member for the organizational and offering costs subject to a minimum capital raise of $5,000,000 and if the reimbursement does not jeopardize the health of the Fund.

The Fund will record a liability for organizational costs and offering costs payable to the Initial Member and/or affiliates when it is probable and estimable that a liability has been incurred in accordance with ASC 450, Contingencies. As a result, there will be no liability recognized until the Fund reaches a minimum capital raise of $5,000,000 and if the reimbursement does not jeopardize the health of the Fund and to maintain the objectives of returns to Investors of the fund.

Without jeopardizing the health of the Fund, once the Fund raises a minimum of $5,000,000, the Manager may book a liability with a corresponding reduction to equity for offering costs, and a liability and a corresponding expense to general and administrative expenses for organizational costs.

During 2022, the minimum capital raise of $5,000,000 was met and as of December 31, 2022, a liability of $14,000 for general and administrative expenses was booked by the Manager.

Recent Accounting Pronouncements

Under Section 107 of the JOBS Act, the Fund is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Manager has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Fund (i) is no longer an emerging growth Fund or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) that amended the accounting guidance related to lease accounting. The new standard is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early application of the amendments in this Update is permitted for all entities. The guidance requires lessees, at lease inception, to record on their balance sheets a lease liability for the obligation to make lease payments and a right-of-use (ROU) asset for the right to use the underlying asset for the lease term. Lessees may elect to not recognize lease liabilities and ROU assets for leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives, and the lessee’s initial direct costs. For operating leases, lease expenses will generally be recognized on a straight-line basis over the lease term. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. The Fund had evaluated that ASU 2016-02 had no impact on its financial position, results of operations or cash flows at this time.

27

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Fund believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Fund or (iv) are not expected to have a significant impact on the Fund.

NOTE 3 – INVESTMENTS

Kirkland Capital Group – Kirkland Income Fund I

In December 2020, the Fund and Kirkland Income Fund I acquired participation interest in a secured, first lien loan with an original principal amount of $536,250 and maturity date of January 1, 2022. The Fund, in accordance with the loan participation agreement acquired an undivided pari passu interest for $100,000. The loan bore an effective interest rate of 10.5% per annum. In August 2021, the Fund acquired this secured, first lien mortgage in full from Kirkland Income Fund I. The loan was purchased for the unpaid principal balance of $536,250, and the Fund’s pari passu interest of $100,000 was returned. The loan’s effective interest rate became 9% per annum. During the fiscal year 2022, the borrowers extended the terms of the loan and the Fund yielded $47,530 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $536,250. Subsequent to December 31, 2022, the borrowers extended the terms of the loan to April 2023. The borrower is currently involved in closing a financing arrangement with a takeout lender and the Fund is still actively receiving interest payments on this investment.

In December 2021, the Fund acquired a secured, first lien loan from Kirkland Income Fund I with an original principal amount of $750,000. The loan was purchased for the unpaid principal balance of $750,000 and bears an effective interest rate of 8% per annum. Upon the maturity date of November 1, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the borrowers extended the terms of the loan and the Fund yielded $58,022 in interest income. As of December 31, 2022 the unpaid principal balance on this note was $750,000. Subsequent to December 31, 2022, the borrowers extended the terms of the loan to May 2023.

In April 2022, the Fund acquired a secured, first lien loan from Kirkland Income Fund I with an original principal amount of $392,915. The loan was purchased for the unpaid principal balance of $362,915 and bears an effective interest rate of 8% per annum. Upon the maturity date of October 1, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the borrower extended the terms of the loan and the Fund yielded $19,170 in interest income. As of December 31, 2022 the unpaid principal balance on this note was $362,915. Subsequent to December 31, 2022, the borrower extended the terms of the loan to April 2023. An amended extension is currently in process with the borrower and the Fund is still actively receiving interest payments on this investment.

In May 2022, the Fund acquired a secured, first lien loan from Kirkland Income Fund I with an original principal amount of $300,000. The loan was purchased for the unpaid principal balance of $300,000 and bears an effective interest rate of 8.5% per annum. Upon the maturity date of September 1, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In August 2022, the borrowers completed phase 1 of their project and refinanced the terms of the loan to an unpaid principal balance of $500,000; a maturity date of September 1, 2023; and an effective interest rate of 9% per annum. During the fiscal year 2022, the Fund yielded $23,097 in interest income. As of December 31, 2022 the unpaid principal balance on this note was $500,000.

28

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

In June 2022, the Fund made an investment of $200,000 in Kirkland Income Fund I LLC, a Washington Limited Liability Company and private debt fund, through the issuance of membership interest equivalent to the invested amount. Membership interests are secured by all assets of the debt fund. During the fiscal year 2022, the Fund yielded $10,488 in dividend income.

Bellevue Funding

In October 2021, the Fund acquired a secured, first lien loan with an original principal amount of $237,630 from Bellevue Funding LLC, a Washington Limited Liability Company (the “Seller”). The loan was purchased for the unpaid principal balance of $237,630, plus an interest credit of $898, a total of $238,528, and bore an effective interest rate of 8% per annum. Upon the maturity date December 31, 2021, the unpaid principal balance and accrued interest was due and payable to the Fund. The borrower extended the terms of the loan and in August 2022 this loan was sold back to the Seller for the unpaid principal balance of $237,630. All outstanding accrued interest was collected in December 2022. During the fiscal year 2022, the Fund yielded $14,930 in interest income.

In November 2021, the Fund acquired a secured, first lien loan with an original principal amount of $250,000 from the Seller. The loan was purchased for the unpaid principal balance of $250,000, plus an interest credit of $611, a total of $250,611, and bore an effective interest rate of 8% per annum. Upon the maturity date April 29, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In April 2022, the loan was paid in full. During the fiscal year 2022, the Fund yielded $21,159 in interest income.

In November 2021, the Fund acquired a secured, first lien loan with an original principal amount of $393,400 from the Seller. The loan was purchased for the unpaid principal balance of $323,400, plus an interest credit of $943, a total of $324,343, and bore an effective interest rate of 7.5% per annum. The borrower was able to draw an additional $70,000 prior to the maturity date of the loan. Upon the maturity date July 30, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In July 2022, the loan was paid in full. During the fiscal year 2022, the Fund yielded $14,198 in interest income.

In November 2021, the Fund acquired a secured, first lien loan with an original principal amount of $1,092,000 from the Seller. The loan was purchased for the unpaid principal balance of $812,000, plus an interest credit of $1,593, a total of $813,593, and bears an effective interest rate of 7.5% per annum. The borrower is able to draw an additional $280,000 prior to the maturity date of the loan. Upon the maturity date August 24, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the Fund yielded $86,249 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $837,800. Subsequent to December 31, 2022, the borrower extended the terms of the loan to March 2023. An amended extension is currently in process with the borrower and the Fund is still actively receiving interest payments on this investment.

29

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

In January 2022, the Fund acquired a secured, first lien loan with an original principal amount of $104,500 from the Seller. The loan was purchased for the unpaid principal balance of $94,500 plus an interest credit of $471.98, a total of $94,971.98, and bore an effective interest rate of 8.99% per annum. The borrower was able to draw an additional $10,000 prior to the maturity date of the loan. Upon the maturity date August 24, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In March 2022, the loan was paid in full. During the fiscal year 2022, the Fund yielded $2,357 in interest income.

In January 2022, the Fund acquired a secured, first lien loan with an original principal amount of $236,300 from the Seller. The loan was purchased for the unpaid principal balance of $195,500 plus an interest credit of $760, a total of $196,260, and bore an effective interest rate of 8.99% per annum. The borrower was able to draw an additional $40,800 prior to the maturity date of the loan. Upon the maturity date June 6, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In April 2022, the loan was paid in full. During the fiscal year 2022, the Fund yielded $2,785 in interest income.

In January 2022, the Fund acquired a secured, first lien loan with an original principal amount of $265,000 from the Seller. The loan was purchased for the unpaid principal balance of $238,500 plus an interest credit of $1,191, a total of $239,691, and bore an effective interest rate of 8.99% per annum. The borrower was able to draw an additional $26,500 prior to the maturity date of the loan. Upon the maturity date June 10, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the borrower has extended the of the loan and the Fund yielded $31,388 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $238,500. Subsequent to December 31, 2022, in February 2023 this loan was paid in full.

In March 2022, the Fund acquired a secured, first lien loan with an original principal amount of $153,000 from the Seller. The loan was purchased for the unpaid principal balance of $153,000 plus an interest credit of $95.63, a total of $153,095, and bore an effective interest rate of 7.5% per annum. Upon the maturity date October 2, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In July 2022, this loan was paid in full. During the fiscal year 2022, the Fund yielded $4,610 in interest income.

In April 2022, the Fund acquired a secured, first lien loan with an original principal amount of $229,500 from the Seller. The loan was purchased for the unpaid principal balance of $229,500 plus an interest credit of $287, a total of $229,786, and bore an effective interest rate of 9% per annum. Upon the maturity date September 26, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In August 2022, this loan was paid in full. During the fiscal year 2022, the Fund yielded $8,098 in interest income.

In May 2022, the Fund acquired a secured, first lien loan with an original principal amount of $210,000 from the Seller. The loan was purchased for the unpaid principal balance of $210,000 plus an interest credit of $241, a total of $210,240, and bore an effective interest rate of 8.25% per annum. Upon the maturity date November 30, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In August 2022, this loan was paid in full. During the fiscal year 2022, the Fund yielded $4,860 in interest income.

30

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

In July 2022, the Fund acquired a secured, first lien loan with an original principal amount of $150,000 from the Seller. The loan was purchased for the unpaid principal balance of $150,000 plus an interest credit of $375, a total of $150,375, and bore an effective interest rate of 9% per annum. Upon the maturity date March 29, 2023, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the loan and the Fund yielded $6,488 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $150,000. Subsequent to December 31, 2022, in April 2023 this loan was paid in full.

In August 2022, the Fund acquired a secured, first lien loan with an original principal amount of $405,000 from the Seller. The loan was purchased for the unpaid principal balance of $405,000 plus an interest credit of $1,052, a total of $406,052, and bore an effective interest rate of 8.5% per annum. Upon the maturity date November 21, 2022, the unpaid principal balance and accrued interest are due and payable to the Fund. In October 2022, this loan was paid in full. During the fiscal year 2022, the Fund yielded $6,120 in interest income.

In August 2022, the Fund acquired a secured, first lien loan with an original principal amount of $252,000 from the Seller. The loan was purchased for the unpaid principal balance of $252,000 plus an interest credit of $693, a total of $252,693, and bore an effective interest rate of 9% per annum. Upon the maturity date January 15, 2023, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the Fund yielded $8,883 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $252,000. Subsequent to December 31, 2022, the borrower extended the terms of the loan and in March 2023 this loan was paid in full.

In August 2022, the Fund acquired a secured, first lien loan with an original principal amount of $226,800 from the Seller. The loan was purchased for the unpaid principal balance of $226,800 plus an interest credit of $624, a total of $227,424, and bore an effective interest rate of 9% per annum. Upon the maturity date January 22, 2023, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the Fund yielded $7,541 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $226,800. Subsequent to December 31, 2022, the borrower extended the terms of the loan and in April 2023 this loan was paid in full.

In October 2022, the Fund acquired a secured, first lien loan with an original principal amount of $675,000 from the Seller. The loan was purchased for the unpaid principal balance of $675,000 plus an interest credit of $3,188, a total of $678,188, and bore an effective interest rate of 8.5% per annum. Upon the maturity date September 10, 2023, the unpaid principal balance and accrued interest are due and payable to the Fund. During the fiscal year 2022, the Fund yielded $11,316 in interest income. As of December 31, 2022, the unpaid principal balance on this loan was $675,000.

In October 2022, the Fund made an investment of $500,000 in BF Member LLC, a Washington Limited Liability Company and private debt fund, through the issuance of two Series C Units. Series C Units have a non-cumulative and non-compounding preferred return of 10% with no equity split and are secured by all assets of the debt fund. During the fiscal year 2022, the Fund yielded $11,528 in dividend income. Subsequent to December 31, 2022, in February 2023 the Fund made an additional $500,000 investment and acquired an additional two Series C Units.

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CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

Sanctuary Broadway Multifamily, LLC

In May 2022, the Fund made an investment of $200,000 in a private offering for 200 Class A Units of Sanctuary Broadway Multifamily, LLC a Wyoming limited liability company. Class A units have a non-compounding, cumulative preferred return of 11% with no equity split. This investment is secured by the multifamily property commonly known as Sanctuary on Broadway Apartments Tempe, AZ. During the fiscal year 2022, the Fund has accrued $12,833 interest income.

Columbia Pacific Income Fund I, L.P.

In September 2022, the Fund made an investment of $500,000 in a private REIT fund, Columbia Pacific Income Fund I, L.P., a Delaware limited partnership, in the form of limited partner interest, “Interest”, with a capital commitment equal to the invested amount. The Fund’s Interest is secured by all assets of the fund and distributions have a hurdle return of 8% per annum and an 80/20 split after any shortfalls or catch-up distributions. During the fiscal year 2022, the Fund yielded $10,000 in interest income.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Fund is not currently involved with any pending or threatening litigation against the Fund.

NOTE 5 - RELATED-PARTY FEES AND EXPENSES

The Manager, or its Affiliates, shall be entitled to receive the following fees:

Asset Management Fee

The Fund will pay the Manager an annual asset management fee (the “Management Fee”), in an amount equal to one percent (1.0%) per annum (0.08333% per month) multiplied by the NAV as of the last day of the preceding month, calculated and paid monthly in arrears.

The Manager may deduct installments of the Management Fee when due from any cash distributions to which Investor Members would otherwise be entitled. If any such cash distribution is insufficient to cover the Management Fee in any month, the Investor Members will remit the difference to the Manager in subsequent distribution periods until the difference has been paid in full.

Acquisition Fee

Upon acquisition of fee simple interest in real estate, the Manager will be entitled to a fee equal to one percent (1.0%) if the acquisition dollar amount is greater than or equal to ten (10) million dollars and one- and one-half percent (1.50%) if it is less than ten (10) million dollars. For investments in entities that hold real estate or real estate related assets, the Manager will be entitled to a fee equal to three quarters of a percent (0.75%) of the cost of such investment. When a joint venture of which the fund is a member acquires a fee simple in real estate, the Manager will be entitled to a fee equal to one percent (1.00%) of the cost of the real estate multiplied by the Fund’s percentage interest if the joint venture is greater than or equal to ten (10) million dollars and one and one half percent (1.50%) if the cost of the real estate multiplied by the Fund’s percentage interest in the joint venture is less than ten (10) million dollars.

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CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

Disposition Fee

Upon the Fund selling or disposing of real estate, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of every fee simple interest in the real estate. Further, upon the Fund selling or disposing of a fee simple interest in real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of the real estate multiplied by the Fund’s percentage interest in the joint venture.

Financing Fee

When the Fund obtains financing for real estate owned, directly or indirectly, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing. Further, upon the Fund obtaining financing of real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing multiplied by the Fund’s percentage interest in the joint venture.

Property Management Fee

The Manager will be entitled to a fee of equal to five percent (5.00%) of the gross rental income of the Fund during the preceding month for all properties that the Fund owns in fee simple interest or through a joint venture.

Other Fees

If the Manager is able to engage the servicer of third parties, including but not limited to insurance brokers, real estate brokers, and property managers, at rates below the prevailing market rates, the Manager will be entitled to a fee equal to the difference between the negotiated fee and the prevailing rate.

The Fund has recorded expenses of $74,550 and $12,686 related to these fees as of December 31, 2022 and 2021, respectively.

NOTE 6 – MEMBERS’ EQUITY

The Fund is authorized to sell an unlimited amount of common and investors shares.

As of December 31, 2022, the Fund’s initial member, Concreit, Inc., contributed $10,000 in capital to the Fund in exchange for 10,000 common shares. The initial member interests are non-voting. The Fund also received $2,396,572 and $2,238,121 in contributions from investor members in exchange for 4,591,681 and 2,799,328 investor shares, net of redemptions, during the years ended December 31, 2022 and 2021, respectively, of which $1,111,425 and $1,100,681 of such contributions were received from affiliates for the years ended December 31, 2022 and 2021, respectively. The Fund Investor shares will not have voting rights except under the limited circumstances expressly provided in the Fund’s Operating Agreement.

The Fund has the ability to redeem Investor Shares through a Redemption Plan. The Fund may, at the Fund’s full discretion, choose to redeem Investor Shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemptions nor that the Manager will exercise its discretion to redeem such Investor Shares. As of December 31, 2022 and 2021, the Fund processed $2,011,441 in redemptions accounting for 2,096,002 redeemed investor shares and processed $449,116 in redemptions accounting for 467,924 redeemed investor shares, respectively

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CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Fund to the Members. In determining cash flow available for distribution (the “Net Available Cash Flow”), the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Fund, including the one percent (1%) Management Fee and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Fund. Distributions of $289,299 and $134,057 have been made as of December 31, 2022 and 2021, respectively.

Net Available Cash Flow will be determined as of the last day of each calendar month. Each Member’s share of each such distribution of Net Available Cash Flow will then be divided between the Members as follows:

●	First, one hundred percent (100%), pro rata to each Investor Member until such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month), which will be prorated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the prorated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year).

NOTE 7 – SUBSEQUENT EVENTS

In connection with the preparation of the accompanying financial statements, the Manager has evaluated events and transactions occurring through May 3, 2023, for potential recognition or disclosure.

Offering

Subsequent to December 31, 2022, the Fund has approximately raised an approximately $1,050,000 from the issuance of investor shares.

Bellevue Funding Investments

In March 2023, the Fund acquired a secured, first lien loan with an original principal amount of $595,000 from Bellevue Funding LLC, a Washington Limited Liability Company (the “Seller”). The loan was purchased for the unpaid principal balance of $561,020, plus an interest credit of $3,428 a total of $564,448, and bears an effective interest rate of 10%. The borrower is able to draw an additional $33,980 prior to the maturity date of the loan. Upon the maturity date July 24, 2023, the unpaid principal balance and accrued interest are due and payable to the Fund.

In October 2022, the Fund made an investment of $500,000 in BF Member LLC, a Washington Limited Liability Company and private debt fund, through the issuance of two Series C Units. Series C Units have a non-cumulative and non-compounding preferred return of 10% with no equity split and are secured by all assets of the debt fund. In February 2023, the Fund made an additional $500,000 investment and acquired an additional two Series C Units.

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Item 8.	Exhibits

Exhibit No.	Description

2.1	Certificate of Formation
2.2	Form of Second Amended and Restated Limited Liability Company Agreement
4.1	Form of Subscription Agreement
4.2	Form of Automatic Investment Agreement
6.1	Management Services Agreement
6.1.1	First Amended and Restated Management Services Agreement
6.2	License Agreement
6.3	Form of Broker-Dealer Agreement
6.4	Form of Software and Services License Agreement
6.4.1	Amendment to Software and Services License Agreement
8.1	Form of Escrow Agreement
11.1	Consent of Independent Auditor
12.1	Opinion of Sosnow & Associates PLLC as to the legality of the securities being qualified
13.1	Solicitation of Interest Materials – Press Releases
13.2	Solicitation of Interest Materials – Social Media
13.3	Solicitation of Interest Materials – Homepages
15.1	Authorizing Resolution adopted by the Manager creating and setting forth the terms of the Investor Shares
15.2	Redemption Plan
15.3	Reinvestment Plan
15.4	Form of NAV Supplement

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Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized in Seattle, Washington on May 5, 2023.

Concreit Fund I LLC

By:	Concreit Fund Management LLC, its Manager

By:	/s/ Sean Hsieh
Name:	Sean Hsieh
Title:	Sean Hsieh, CEO of Concreit Inc., Manager of Concreit Fund Management LLC

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/Sean Hsieh	Sean Hsieh, CEO of Concreit Inc., Manager of Concreit Fund Management LLC	May 5, 2023
/s/Sean Hsieh	Sean Hsieh, Chief Financial Officer of Concreit Fund I LLC	May 5, 2023
/s/Chris Garnett	Chris Garnett, Chief Accounting Officer of Concreit Fund I LLC	May 5, 2023

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